      Exhibit 4(h)

PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

ENDORSEMENT TO SET GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT AND MAXIMUM LOAN INTEREST RATE

The Company is modifying the Policy to which this endorsement is attached.

1.
The "GUARANTEED INTEREST RATE FOR FIXED ACCOUNT" provision on the Policy Specifications Page is deleted in its entirety and replaced by the sentence below:

"GUARANTEED INTEREST RATE FOR FIXED ACCOUNT 3% ANNUALLY (0.2466% MONTHLY)"

2.
The "MAXIMUM LOAN INTEREST RATE" provision on the Policy Specifications Page is deleted in its entirety and replaced by the sentence below:

"MAXIMUM LOAN INTEREST RATE 5% YEARS 1-10 - 3.25% YEARS 11+"

Signed for the Company as of the Policy Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary